AMENDMENT NO. 1

TO

CHECKING AND FINANCIAL RECORDKEEPING SERVICES AGREEMENT

This Amendment No. 1 To Checking and Financial Recordkeeping Services Agreement, dated as of August 1, 2009 (“Amendment No. 1”), is being entered into by and between PNC Global Investment Servicing (U.S.) Inc. (“PNC”) and Phoenix Life Insurance Company (“Phoenix”).

Background

PNC and Phoenix previously entered into that certain Checking and Financial Recordkeeping Services Agreement, dated March 24, 2006 (the “Original Agreement”). Phoenix and PNC wish to amend the Original Agreement with this Amendment No. 1 to correct a typographical error in the Original Agreement and to add additional services to be provided by PNC.

Terms

NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree to all statements made above and as follows:

1. Modifications to Original Agreement. The Original Agreement is hereby amended as follows:

(a) The words “PFPC Inc.” shall be replaced each place they may occur together as such with “PNC Global Investment Servicing (U.S.) Inc.” and the defined term “PFPC” shall be replaced each place it may occur with the defined term “PNC”.

(b) Schedule A is amended by adding the following provisions at the end thereof:

“Original Agreement” shall mean the Checking and Financial Recordkeeping Services Agreement, dated March 24, 2006, between PNC and Phoenix.

“Amendment No. 1” means Amendment No. 1 To Checking and Financial Recordkeeping Services Agreement, dated as of August 1, 2009, by and between PNC and Phoenix.

“Agreement” means the Original Agreement as amended by Amendment No. 1.

(c) Section 3.1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“3.1.1. Payment. PNC will cause the Agent to make payment with respect to all properly payable Check Transactions that are authorized for payment by Phoenix, all in accordance with Articles 3 and 4 of the Uniform Commercial Code and other applicable law. Agent shall notify Phoenix on each PNC Business Day of all Checks received on that PNC Business Day and Phoenix shall be deemed to have authorized and instructed Agent to make payment of all such Checks so notified except for those Checks, if any, that Phoenix, by no later than noon (Eastern Time) of the next PNC Business Day, has instructed Agent to return. Agent will be considered each Customer’s “payor bank” for all purposes under the Uniform Commercial Code and Subpart C of Regulation CC, but not for other law. Subject to available defenses against the Customer, PNC shall have responsibility, and will indemnify, defend and hold Phoenix harmless from

Losses, with respect to improper payment of a Check that is paid by Agent over an effective stop payment order. Phoenix shall have responsibility, and will indemnify, defend and hold PNC harmless from Losses, with respect to a Check described in Section 3.1.2 and, except as described in the preceding sentence, shall have responsibility with respect to the improper payment of any Check that bears a forged or unauthorized drawer signature or that has been altered, all subject to available defenses against the Customer. Checks will be presented to Agent for processing through normal banking channels, except that Agent need not pay any Check presented at a branch office. As used in this Agreement, the term “properly payable” shall have the meaning as stated in Article 4 of the Uniform Commercial Code and under applicable case law. Phoenix will advise PNC promptly of the receipt of any notification of improper payment of a Check and will cooperate fully with PNC in the investigation and resolution thereof.”

(d) Section 10.16 is hereby deleted and replaced in its entirety by the following:

10.16 Entire Agreement. The Original Agreement together with Amendment No. 1 state the entire agreement between the parties with respect to the Phoenix Preferred Client Program, and all prior or contemporaneous written or oral agreements and understandings are merged herein and superseded hereby; provided, however, the rights and obligations of the parties under the Agreement as of any particular date during its effectiveness shall be determined exclusively by reference to the terms of the Agreement as it may have been cumulatively amended through such determination date (for purposes of clarity: an amendment to the Agreement shall apply on and after its effective date and is not to have or be given retroactive application).

(e) A new Section 11 which reads in its entirety as follows shall be added:

11. Red Flags Services (the “Red Flags Section”).

(a) PNC agrees to provide Phoenix with the “Red Flags Services”, which is hereby defined to mean the following services:

(1) PNC will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through PNC with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through PNC by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls”. Solely for purposes of the Red Flags Section, the capitalized terms below will have the respective meaning ascribed to each:

(A) “Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B) “Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

(C) “Registered Owner” means a natural person who is the owner of record of a Direct Account on the books and records of Phoenix maintained by PNC (the “Phoenix Registry”).

(D) “Covered Person” means a natural person who is the owner of record of a Covered Account on the Phoenix Registry.

(E) “Direct Account” means an account holding Fund shares established directly with and through PNC by a natural person as a registered account on the Phoenix Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through PNC.

(F) “Covered Account” means an account holding Fund shares established by a financial intermediary for a natural person as the owner or record on the Phoenix Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through PNC.

(2) PNC will provide Phoenix with a printed copy of or Internet viewing access to the Controls.

(3) PNC will notify Phoenix of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or Covered Person (“Possible Identity Theft”) and assist Phoenix in determining the appropriate response of Phoenix to the Possible Identity Theft.

(4) PNC will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual testing of the Controls and issue a report on the results of the testing (the “Audit Report”), and (B) furnish a copy of the Audit Report to Phoenix; and

(5) Upon Fund request, issue a certification in a form determined to be appropriate by PNC in its reasonable discretion, certifying to PNC’s continuing compliance with the Controls after the date of the most recent Audit Report.

(b) Phoenix agrees it is responsible for complying with and for determining the applicability to Phoenix of Section 114 of the Fair and Accurate Credit Transaction Act of 2003 and regulations promulgated thereunder by the Federal Trade Commission (the “Red Flags Requirements”) and for determining the extent to which the Red Flags Services assist Phoenix in complying with the Red Flags Requirements, and for furnishing any supplementation or augmentation to the Red Flags Services it determines to be appropriate, and that PNC has given no advice and makes no representations with respect to such matters. This Red Flags Section shall not be interpreted in any manner which imposes a duty on PNC to act on behalf of Phoenix or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flags Section. The Controls and the Red Flags Services may be changed at any time and from time to time by PNC in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flags Requirements, as they may be constituted from time to time. The Fund shall be obligated to pay, and PNC shall be entitled to receive, the fee for Red Flags Services as established by PNC from time to time by written notice. Other than the initial fee which shall be payable as of the Effective Date, Phoenix shall be obligated to pay any revised fee commencing thirty (30) days after Phoenix’s receipt of such written notice. The Fund’s sole remedy in the event it does not agree to a revised fee is to terminate the Red Flags Services.

(c) Notwithstanding any other provision of the Agreement:

(1) PNC shall not be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PNC or its affiliates and PNC’s cumulative, aggregate liability to Phoenix for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever and regardless of the form of action or legal theory shall not exceed the lesser of $100,000 or the fees received by PNC for the Red Flags Services during the six (6) months immediately prior to the date of the last such loss, claim, suit, controversy, breach or damage; and

(2) In the event of a material breach of this Red Flags Section by PNC, Phoenix shall be entitled exclusively to terminate the Red Flags Services by complying with the notice and cure period provisions in the Agreement applicable to a material breach of the Agreement, but shall not be entitled to terminate the Agreement.

2. Remainder of Original Agreement. Except as specifically modified by this Amendment No. 1, all terms and conditions of the Original Agreement shall remain in full force and effect.

3. Incorporation By Reference. The governing law of the Original Agreement shall be the governing law of this Amendment No. 1.

4. Entire Agreement. This Amendment No. 1 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Original Agreement with respect to such subject matter.

5. Facsimile Signatures; Counterparts. This Amendment No. 1 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 1 or of executed signature pages to this Amendment No. 1 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their duly authorized officers, as of the day and year first above written.

PNC Global Investment Servicing (U.S.) Inc.		Phoenix Life Insurance Company
By:		By:

Name:	Michael DeNofrio	Name:	Neal R. Regels

Title:	Executive Vice President Senior Managing Director	Title:	Director

RED FLAG SERVICES FEE AGREEMENT

The Red Flags Services Amendment (“Amendment”) is being entered into as or August 1, 2009 (“Effective Date’’), by and between PNC Global Investment Servicing (U.S.) Inc. (formerly known as PFPC Inc.) (“PNC”) and the undersigned investment company (the “Fund”) and amends the agreement between PNC and the Fund pursuant to which PNC provides transfer agency services to the Fund, as amended to date (“Existing Agreement”).

IN CONSIDERATION of the services to be provided by PNC as fully described in the amendment, the Funds agree to the fees as set forth below:

For Funds paying a 4% regulatory surcharge:	The Red Flag Service Fee is WAIVED
Fund Complex with less than 50,000 direct accounts:	$2000.00 annually
Fund Complex with 50,000 Direct accounts or more:	$4,000.00 annually

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

PNC Global Investment Servicing (U.S.) Inc.		Phoenix Life
By:		By:

Name:	Michael DeNofrio	Name:	Neal R. Regels

Title:	Executive Vice President Senior Managing Director	Title:	Director